Exhibit 10.4

SEPARATION AGREEMENT AND RELEASES

This Separation Agreement and Releases (“Separation Agreement”) is made and entered into as of the 29th day of February, 2016, by and between Stanley Miele (hereinafter “Executive”) and Sucampo Pharmaceuticals, Inc. (“SPI”), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the “Company”).

WHEREAS, Executive and SPI are parties to an Employment Agreement dated as of October 21, 2014 (hereinafter, the “Employment Agreement”);

WHEREAS, Executive and SPI intend to settle any and all claims that Executive may have against SPI as a result of any act, occurrence, decision, event or omission occurring at any time prior to the signing of this Separation Agreement, including, but not limited to, any matter or fact arising out of Executive’s employment with SPI, compensation during the employment, the termination of Executive’s employment, or the events giving rise to the Employment Agreement or this Separation Agreement;

WHEREAS, the parties agree that this Separation Agreement supersedes the all the terms and conditions set forth in the Executive’s Employment Agreement dated October 21, 2014, except for the provisions of Article 5 containing the non-compete agreement as set forth in Section 9 below.

WHEREAS, the parties have had extensive negotiations concerning the terms and conditions of the Executive’s separation arrangement from SPI, and they have agreed upon such terms and conditions as set forth in this Separation Agreement.

NOW, THEREFORE, in consideration of the payments and benefits, obligations and covenants all contained herein, the parties agree as follows:

1. Termination of Employment. On January 4, 2016, SPI notified the Executive that the Executive’s last day of employment with SPI SPI will be February 29, 2016 (the “Separation Date”). As a condition for receiving the consideration set forth in this Separation Agreement, the Executive agreed to continue performing services for SPI until February 29, 2016. Between January 8, 2016 and February 29, 2016, Executive will be relieved of specific day-to-day duties, and will provide such consulting or other services and special assignments (“Special Services”) as may be requested periodically by Peter Greenleaf, Chief Executive Officer, or an assigned, equivalent or successor officer (hereafter “Authorized Agent”). As part of the required Special Services, Executive agrees to cooperate fully with SPI to complete the transition of matters with which Executive is familiar or for which he was responsible and to make himself reasonably available to SPI or its representatives to answer questions, provide information, or otherwise assist in matters with which Executive has been involved or has relevant information or experience.

2. Consideration. Executive understands that any payments or benefits paid or granted to him pursuant to this Separation Agreement represent consideration for signing this Separation Agreement SPI and are not salary, wages or benefits to which Executive was already entitled. Provided the Executive fulfilled his promise to continue working through February 29, 2016, SPI agrees to provide the Executive with the following payments and benefits. Executive understands that he will not receive any payments or benefits from SPI unless (a) he executes this Separation Agreement during the period February 29, 2016 – March 4, 2016 and does not revoke it within the time period specified in Section 17, and (b) he complies with all obligations in this Separation Agreement and does not breach it. Pursuant to the terms of this Separation Agreement, Executive will receive the following benefits:

a.	Payment of Executive’s base salary for the period from January 4, 2016 through the Separation Date (the “Notice Period”), which amounts to Forty-Three Thousand Four Hundred Thirty Five Dollars and Eleven cents ($43,435.11), less all applicable taxes and withholdings;

b.	Payment for any accrued and unused PTO through February 29, 2016;

c.	A lump sum payment of Two Hundred Seventy-Five Thousand Four Hundred and Forty Two Dollars and Eleven cents ($275,442.11), less all applicable taxes and withholdings, to be made by no later than ten (10) business days following the expiration of the revocation period in Section 17 without any revocation having occurred;

d.	A lump sum payment of One Hundred Sixty Eight Thousand Nineteen Dollars and Sixty Nine cents ($168,019.69) less all taxes and withholdings, which is intended to replace the 2015 bonus Executive did not earn. to be made by no later than ten (10) business days following the execution of this Separation Agreement without any revocation having occurred;

e.	In the event Executive elects COBRA, the COBRA continuation premium payments will be made by SPI during the twelve (12) month period following the Separation Date, or until the first date on which Executive is enrolled in another health insurance plan, whichever is sooner;

f.	Accelerated vesting of Executive’s unvested SPI stock options listed below, which constitute all of Executives’ unvested SPI stock options:

i.	8,334 options with $6.75 exercise price and grant date of September 11, 2014;

ii.	2,299 options with exercise price of $14.82 and grant date of March 4, 2015; and

iii.	18,701 options with exercise price of $14.82 and grant date of March 4, 2015;

g.	A letter of reference from SPI’s CEO containing language to be mutually agreed upon by Executive and the CEO; and

h.	SPI will pay for the cost of twelve months of outplacement services for Executive with Challenger, Gray & Christmas Inc. (“Outplacement Services”). This twelve-month period will begin when Executive begins using the Outplacement Services, which must be no later than February 29, 2016. Employer will make payment directly to Challenger, Gray & Christmas Inc. for the Outplacement Services.

3. Release of Claims by Executive. In exchange for the consideration provided by SPI set forth above in Section 2, the Executive agrees to waive SPI any and all claims, known and unknown, that Executive may have against SPI, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), as of the effective date of this Separation Agreement.

a.                   Executive understands and agrees that Executive’s release of claims in this Separation Agreement includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Maryland Fair Employment Practices Statute (formerly referred to as Article 49 B) - MD. Code Ann., State Gov't § 20-601 et seq.; Maryland Lily Ledbetter Civil Rights Restoration Act - MD. Code Ann., State Gov't § 20-607 (b); Maryland Equal Pay Law- MD. Code Ann., Lab. & Emp. § 3-301 et seq.; Maryland Wage Payment and Collection Law - MD. Code Ann., Lab. & Emp. § 3- 501 et seq.; Maryland Wage Hour Law - MD. Code Ann., Lab. & Emp. § 3-401 et seq.; Maryland Worker's Compensation Act - MD. Code Ann., Lab. & Emp. § 9-101 et seq.; Maryland Occupational Safety and Health Law - MD. Code Ann., Lab. & Emp. § 5-101 et seq.; or any other federal, state, or local statute, ordinance, or law.

b.                  Executive also understands that Executive is waiving all other claims, known and/or unknown, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self- publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

c.                   Executive will not institute any lawsuit against the Released Parties based on any claims, known and/or unknown as of the effective date of this Separation Agreement.

d.                  To the extent required by law, nothing contained in this Separation Agreement will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief from the Released Parties related to any claim, known or unknown, as of the effective date of this Separation Agreement. ..

e.                   Notwithstanding any of the foregoing, by signing this Separation Agreement, Executive does not waive Executive’s right to: (i) any rights or benefits Executive may have related to vested accrued benefits under the terms of SPI’s benefit plans; (b) seek benefits under applicable workers’ compensation and/or unemployment compensation statutes;

(iii) be indemnified by SPI pursuant to the terms of its bylaws and the law of the State of Delaware; (iv) pursue claims which by law cannot be waived by signing this Separation Agreement; (v) enforce this Separation Agreement; and/or (f) challenge the validity of this Separation Agreement.

f.                   Executive agrees that, if he challenges the validity of this Separation Agreement, he will forfeit all amounts payable by SPI under this Separation Agreement. Executive also agrees that if he violates this Separation Agreement by suing any of the Released

Parties, in the event that the Released Party is the prevailing party, Executive will pay all costs and expenses of defending against the suit incurred by the Released Party, including reasonable attorneys’ fees, and return all payments received by Executive on or after the Separation Date.

g.                  Executive hereby acknowledges and states that Executive has read this Separation Agreement; this Separation Agreement is written in language which is understandable to Executive; that Executive fully appreciates the meaning of the terms of this Separation Agreement, and that Executive enters into this Separation Agreement freely and voluntarily.

5. Confidentiality. Executive agrees that this Separation Agreement and the Employment Agreement are confidential and agrees not to disclose any information regarding the terms of this Separation Agreement or the Employment Agreement, except to his immediate family and any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or as required by law, and he will instruct each of the foregoing not to disclose the same to anyone. SPI agrees to disclose any such information only to any tax, legal or other counsel of SPI as required by law. Further, Executive shall not affirmatively make any public or private statements about his employment or separation from SPI except to his immediate family and any tax, legal or other counsel he has retained, unless authorized in writing by SPI; except however, that in response to any inquires from any media or third party, Executive only can state that “Executive and SPI have agreed to part ways on an amicable basis upon the conclusion of the Employment Agreement.” SPI shall provide dates of employment and positions held by Executive in response to any inquiry made by a third party for any purpose regarding Executive’s employment by SPI, and shall not be required to provide any other reference for Executive, whether oral or written, other than the letter of reference described in Section 2(e) of this Separation Agreement.

6. Executive Cooperation. As long as there is no conflict between Executive’s legal interests and those of the Released Party at issue, Executive agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Released Party in any investigation and/or threatened or pending litigation (now or in the future) in which the Released Party is a party, and regarding which Executive, by virtue of his employment with SPI, has knowledge or information relevant to said investigation or litigation including, but not limited to (i) meeting with representatives of the Released Party to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Released Party’s representative, and (iii) providing, in any jurisdiction in which the Released Party requests, truthful information or testimony relevant to the investigation or litigation. Company agrees to reimburse Executive’s reasonable expenses incurred for his cooperation under this Section 7.

Executive also agrees to cooperate with the Released Party and its counsel in connection with any matters relating to the Released Party in which Executive has been compelled, by subpoena or other compulsory, to testify or produce documents. Executive shall provide notice to SPI and the Released Party at issue (if not SPI) within 48 hours of receiving such notice and agrees to (i) meet with the Released Party’s representatives and attorneys (ii) provide the attorneys with any documents requested, and (iii) prepare for any appearance with the Released Party’s attorneys.

Executive, at his own expense, may retain his own counsel, in lieu of or in addition to, Released Party’s counsel. Executive’s appointment of his own counsel shall in no way interfere with his obligation to cooperate with Released Party as described herein.

7. Mutual Non-Disparagement. Executive and SPI agree that, at all times following the signing of this Separation Agreement, they shall not engage in any defamation or willful and malicious disparagement of the other. Executive acknowledges that the only persons whose statements may be attributed to SPI for purposes of this Separation Agreement not to make disparaging statements shall be each member of the Board of Directors of the SPI and each of SPI's senior executive officers. Nothing in this Separation Agreement prevents SPI from responding to subpoenas, government inquiries or other obligations they may have under the law or from reporting criminal activities to appropriate authorities.

8. Employment Agreement Provisions Incorporated Into Separation Agreement. Executive and SPI will be bound by and comply with all provisions of Article 5 of the Employment Agreement, for the durations expressly stated in Article 5, all of which are incorporated by reference into this Separation Agreement. Aside from Article 5 of the Employment Agreement, which is incorporated herein, this Separation Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, the Employment Agreement. In addition, no provision of this Separation Agreement may be amended, modified, changed, altered, or supplemented except by a writing that is signed by Executive and by SPI.

9. Indemnification Rights. In the event Executive is named as a defendant in a lawsuit because of his role as an officer, manager, or employee of SPI, Executive shall be entitled to the same indemnification rights and directors and officers liability coverage he had while employed by SPI. In any such lawsuit, SPI shall have the option of designating counsel for Executive and Executive agrees that his counsel shall enter into a joint defense agreement with the attorneys for SPI and any of its officers, directors, shareholders, employees, or other agents or representatives with respect to their common defense.

10. Severability. Any provisions of this Separation Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Separation Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

11. Controlling Law. This Separation Agreement has been entered into by the parties in the State of Maryland and shall be continued and enforced in accordance with the laws of Maryland.

12. Arbitration. Any controversy, claim, or breach arising out of or relating to this Separation Agreement or the breach thereof shall be settled by arbitration in the State of Maryland in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude SPI from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of the Employment Agreement as incorporated into this Separation Agreement.

13. Assignments. Subject to obtaining Executive’s prior approval, which shall not be unreasonably withheld or delayed, SPI shall have the right to assign this Separation Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls SPI, that SPI controls or that may be the result of the merger, consolidation, acquisition or reorganization of SPI and another entity. Executive agrees that this Separation Agreement is personal to Executive and Executive’s rights and interest hereunder may not be assigned, nor may Executive’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of SPI), and any attempted assignment or delegation in violation of this provision shall be void.

14. Eligibility Requirements/Applicable Data. To be eligible for the January 2016 Reduction In Force (the “January 2016 RIF”), the individual must have been employed by SPA as of January 1, 2016. SPA conducted the January 2016 RIF to reduce its operating expenses and streamline its business operations. In selecting eligible employees in your organizational unit, Sales & Marketing, for the January 2016 RIF, SPA considered (a) whether the employee occupied a function or position that was being or had been eliminated; and (b) the extent to which the employees’ existing skills met the current and anticipated demands of the employee’s current position and SPA’s overall business strategy.

Attached as Exhibit A is a list of the job titles and ages of all individuals in Sales & Marketing eligible for/selected for the January 2016 RIF. Attached as Exhibit B is a list of the ages of all individuals in Sales & Marketing who are ineligible/were not selected for/the January 2016 RIF.

15.          Return of Property. Executive affirms that he has delivered to SPI all Company Materials (as defined in Section 5.4 of the Employment Agreement) that were in Executive’s possession or under Executive’s control, as well as any other SPI property not included in the definition of Company Materials. Executive affirms that SPI is not in possession of any of Executive’s property.

16. Revocation Period.

EXECUTIVE AFFIRMS THAT HE RECEIVED THIS AGREEMENT ON JANUARY 8, 2016. EXECUTIVE IS ADVISED THAT HE HAS UNTIL MARCH 4, 2016 WHICH IS OVER FORTY-FIVE (45) CALENDAR DAYS, TO CONSIDER THIS AGREEMENT. EXECUTIVE AFFIRMS THAT HE CONSULTED WITH HIS ATTORNEY BEFORE SIGNING THIS AGREEMENT.

EXECUTIVE MAY REVOKE THE PORTION OF THIS AGREEMENT THAT WAIVES ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MAX DONLEY, EVP, GLOBAL HR, IT AND STRATEGY, AT 805 KING FARM BLVD., SUITE 550, ROCKVILLE, MD 20850, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO MAX DONLEY OR HIS DESIGNEE, OR MAILED TO MAX DONLEY AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS AGREEMENT. EXECUTIVE AND SPI AGREE THAT $275,442.11 OF THE CONSIDERATION SET FORTH IN SECTION 2 OF THIS AGREEMENT IS ALLOCATED TO EXECUTIVE’S RELEASE OF ADEA CLAIMS.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN

ANY MANNER THE ORIGINAL CONSIDERATION PERIOD, WHICH WAS OVER FORTY-FIVE CALENDAR DAYS. IF THE EXECUTIVE EFFECTIVELY REVOKES THE WAIVER OF AGE CLAIMS NOTED ABOVE, ALL OTHER TERMS AND CONDITIONS OF THIS SEPARATION AGREEMENT WILL REMAIN IN FULL FORCE AND EFFECT.

BY SIGNING BELOW, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

Signature	/s/ Max Donley

Name	Max Donley

Title	Executive Vice President, Global Human Resources, Information Technology and Strategy

Date	March 4, 2016

Signature	/s/ Stanley Miele

Name	Stanley Miele

Title	Chief Commercial Officer

Date	February 29, 2016

EXHIBIT A

INDIVIDUALS IN SALES & MARKETING ELIGIBLE AND/OR SELECTED FOR THE JANUARY 2016 RIF

Job Title	Age

Chief Commercial Officer	51

EXHIBIT B

INDIVIDUALS IN SALES & MARKETING INELIGIBLE AND/OR NOT SELECTED FOR THE JANUARY 2016 RIF

Age

2